United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

November 18, 2012

Date of Report

OAK RIDGE MICRO-ENERGY, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	000-50032	94-3431032
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3046 E. Brighton Place

Salt Lake City, Utah  84121

 (Address of Principal Executive Offices)

(801) 201-7635

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2012, we entered into a 36 month Lease Agreement with North Dow LLC to lease a 12,100 square foot facility in Melbourne, Florida, of which approximately 2,000 square feet will be utilized as office space; approximately 9,600 square feet will house our research and development laboratory and small scale manufacturing facility for our thin-film battery technology; and approximately 500 square feet will be used for storage.  Exhibit A of the Lease Agreement is structured so that we only pay for 7,500 square feet of the leased space for the first year for a total monthly lease payment of $5,651.13; 9,800 square feet of the leased space and a total monthly lease payment of $7,384.14 for the second year; and 12,100 square feet of the leased space and a total monthly lease payment of $9,117.15 for the last year of the lease.  No payment is required of us for November and December of 2012.  Each monthly lease payment includes property taxes, insurance, CAM and sales tax.  We were also required to pay a $9,117.15 security deposit.

Jeffrey J. Flood, our President, was required to execute and deliver an Individual Guaranty Agreement, whereby he is personally liable for the performance of the terms and conditions of the Lease Agreement.

The Lease Agreement contained customary obligations of the parties regarding the lease payments, our requirement to maintain insurance, default and maintenance of the leased facilities, among others.

The foregoing summary is modified in its entirety by reference to Exhibit 10.1 in Item 9.01, which is a copy of the Lease Agreement, and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.

Exhibit Description

10.1

Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK RIDGE MICRO-ENERGY, INC.

Date:	November 21, 2012	By:	/s/ Jeffrey J. Flood
Jeffrey J. Flood
President, Secretary and Director